Exhibit 14.1

VALEANT PHARMACEUTICALS INTERNATIONAL, INC. -

CODE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER AND

SENIOR FINANCIAL EXECUTIVES

Policy and Scope

This Code of Ethics for the Chief Executive Officer and Senior Financial Executives applies to the Company’s principal executive officer (the “CEO”), principal financial officer (the “CFO”), principal accounting officer, controller and all Vice Presidents and above in the Finance Department worldwide (collectively the “Covered Executives”). The Company expects its Covered Executives to conduct business in a highly ethical and responsible manner. This Code of Ethics is intended to supplement, but does not replace, the Standards of Business Conduct and the policies referenced therein.

Standards

All Covered Executives covered by this Code of Ethics will:

1.     Act with honesty and integrity.

2.     Avoid actual, apparent or perceived conflicts of interest between your personal and professional relationships and never use or attempt to use your position to obtain any improper personal benefit for yourself, your family, or any other person. In the event that an actual, apparent or perceived conflict of interest does arise, it should be reported immediately by the Senior Finance Executives to the Chair of the Finance and Audit Committee of the Board of Directors.

3.     Observe both the form and spirit of technical and ethical accounting standards.

4.     Ensure that Valeant’s disclosure is full, fair, accurate, complete, objective, relevant, timely and understandable, including in Valeant’s disclosures and filings with, and other submissions to, the U.S. Securities and Exchange Commission, the Canadian securities regulatory authorities and any exchange on which Valeant’s securities are listed.

5.     Comply with all applicable laws, rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

6.     Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting facts or allowing your independent judgment to be subordinated.

7.     Respect the confidentiality of information concerning Valeant, its business, operations and customers acquired in the course of your work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of your work will not be used for personal advantage. You will also comply with your obligations in this regard under Valeant’s Insider Trading Policy and Valeant’s Blackout Policy.

8.     Not unduly or fraudulently influence, coerce, manipulate, or mislead any authorized audit or interfere with any auditor engaged in the performance of an internal or independent audit of Valeant’s financial statements or accounting books and records.

9.     Advance Valeant’s legitimate interests when the opportunity to do so arises. In that regard you will not (a) take for yourself personal opportunities that are discovered through the use of corporate property, information or position; (b) use corporate property, information or position for personal gain; or (c) compete with Valeant.

10.   Protect Valeant’s assets and ensure their efficient use and acknowledge that Valeant assets should only be used for legitimate business purposes.

11.   Promptly report violations of this Code of Ethics as provided below; and

12.   Be held accountable for adherence to this Code of Ethics.

Failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for the Covered Executives.

Questions regarding this Code of Ethics should be directed to the CCO. In addition, staff members with questions regarding the best course of action in a particular situation can contact the CCO. The CCO may consult with other officers or staff members of Valeant or the legal department as necessary or appropriate with respect to this Code of Ethics.

Waivers of compliance with this Code of Ethics may only be granted by the Finance and Audit Committee of the Board of Directors (the “Finance and Audit Committee”). The Company will publicly disclose any waiver or implicit waiver of compliance with items 1 to 12 above (each a “Covered Provision”), granted to any of the Company’s principal executive officers, principal financial officer, principal accounting officer or controller (as applicable). Prior to any such disclosure, the CCO will present to the Finance and Audit Committee such proposed disclosure. For purposes of this Code of Ethics, a “waiver” shall mean the Company’s approval of a material departure from compliance with a Covered Provision; and “implicit waiver” shall mean the Company’s failure to take action within a reasonable period of time regarding a material departure from compliance with a Covered Provision that has been made known to an executive officer. Notwithstanding the foregoing definition of “implicit waiver”, violations of this Code of Ethics should be promptly reported to the CCO as provided below.

Covered Executives shall certify compliance with this Code of Ethics on an annual basis by signing the attached certification.

If you are aware of a situation that you believe may be unlawful or unethical, you should can also contact Valeant’s Business Ethics Hot Line at 1-800-461-9330 for U.S. and Canada, from other locations you may call collect at 1-720-514-4400, or via the internet at www.mysafeworkplace.com. Staff members may choose to remain anonymous in reporting any violation, or suspected violation, of this Code of Ethics. The CCO and the General Counsel are responsible for advising the Finance and Audit Committee of any violations or alleged violations of this policy in accordance with Valeant’s Business Ethics Reporting Policy. No one will be retaliated against for raising issues in good faith.

This Code of Ethics is intended to be a code of ethics that complies with Section 406 of the Sarbanes-Oxley Act of 2002 and Item 402 of Regulation S-K promulgated under the Securities Act of 1933, as amended.

CODE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER AND

SENIOR FINANCIAL EXECUTIVES

ANNUAL COMPLIANCE CERTIFICATION

In my capacity as a “Covered Officer”, I, the                                                                         of the Company, do hereby certify that for                [insert year] I have adhered to and complied with the requirements of the Code of Ethics for the Chief Executive Officer and Senior Financial Executives, in all material respects.

I further certify that I have not been granted a waiver from compliance with the Code of Ethics for the Chief Executive Officer and Senior Financial Executives

Date:	Signature:

Name:

Title: